EXHIBIT 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Plains Exploration & Production Company of our report dated March 6, 2007, except for Note 12 which is as of May 29, 2007, relating to the consolidated financial statements of Laramie Energy, LLC, which appears in Plains Exploration & Production Company’s report on Form 8-K/A dated June 11, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, CO
August 21, 2007